UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement
Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

CION ARES DIVERSIFIED CREDIT FUND
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Important Update Concerning CION Ares Diversified Credit Fund

Content:
Dear Valued Partner,

Your client(s) may have received a letter dated March 19, 2020 from Broadridge Financial Services (“Broadridge”) to inform them of their need to vote for the CION Ares Diversified Credit Fund (“CADC”) proxy statement, which proposes to make certain technical changes to CADC’s advisory agreement.   These changes are outlined below.

The communication from Broadridge is in no way related to CADC’s performance or overall investment objective. We sincerely apologize for any confusion and consternation the ill-timed and ambiguous communication may have caused.

To recap, on Wednesday, January 29, 2020, CADC filed a final proxy statement with the U.S. Securities and Exchange Commission describing a proposal to amend CADC’s advisory agreement in order to make certain technical changes to the calculation of CADC’s incentive fee on net investment income. Shareholders who were investors in CADC as of January 28th are being asked to vote on these changes.

The first change being requested would provide for what we believe is more equitable treatment of shareholders, given CADC’s multiple classes of shares. CADC’s incentive fee is currently calculated at the fund level. The proposed change would cause the incentive fee to be calculated at the respective share class level, instead of at the fund level, and if this change is approved by shareholders, the incentive fee calculation will be based on each share class’s net investment income, rather than fund-level net investment income. The second change being requested is to utilize each respective share class’s net asset value in calculating the incentive fee, rather than CADC’s total “Adjusted Capital,” as that term is defined in the proxy statement. This change is necessary as it is impossible to determine an adjusted capital on a daily basis.

Although most shareholders will vote using the proxy card, internet, or telephone voting, the Special Meeting of Shareholders (the “Meeting”) of CADC will be held at the offices of CADC’s counsel, Dechert LLP, located at 1095 Avenue of the Americas, New York, New York 10036, on Thursday, April 23, 2020 at 9:00 a.m. Eastern Time. Please note that if shareholders plan to attend the Meeting in person, photographic identification will be required for admission. For shareholders not attending the Meeting in person, we urge them to cast their votes as soon as possible using either the proxy card or internet or telephone voting options. Please do not hesitate to contact us if you have any questions.  Again, we sincerely apologize for any confusion or consternation the Broadridge letter may have caused.

For your information, we’ve provided a link to access the proxy materials.

If you have any questions, please don’t hesitate to reach out to your CION representative at sales@cioninvestments or 800.435.5697.

Sincerely,

CION Ares Management